FCA US LLC Reports Preliminary Second-Quarter 2015 Financial Results

•	Net revenues for the second quarter were $22.6 billion, up 11 percent from a year ago

•	Modified operating profit(b) for the quarter grew 37 percent to $1.4 billion, from $985 million a year earlier

•	Net income for the second quarter was $598 million, compared with $619 million a year ago

•	Adjusted net income(a) for the second quarter was $726 million (no adjustments in the second quarter of 2014)

•	Cash(d) at June 30, 2015, was $11.7 billion; free cash flow(e) for the quarter was $1.1 billion, compared with $1.0 billion a year ago

•	Net industrial cash(f) at the end of the quarter was $2.1 billion, compared with $1.2 billion at March 31, 2015

•	Worldwide vehicle shipments were 780 thousand for the quarter, up 7 percent from 727 thousand a year ago

•	Worldwide vehicle sales for the quarter were 762 thousand, up 5 percent from 723 thousand a year ago

•	U.S. market share was 12.4 percent for the quarter, up 30 basis points from a year ago; market share in Canada was 15.0 percent for the quarter, down from 15.3 percent a year ago

Net revenues for the second quarter were $22.6 billion, up 11 percent from $20.5 billion a year ago. The increase was primarily driven by higher shipments, in particular from the all-new Chrysler 200 and Jeep Renegade. Year-to-date net revenues were $43.5 billion, up 10 percent from $39.4 billion a year ago.
Modified operating profit was $1.4 billion in the second quarter, or 6.0 percent of net revenues, up 37 percent from $985 million in the prior year, or 4.8 percent of net revenues. The increase was mainly the result of higher vehicle shipments, improved net pricing, and purchasing efficiencies, partially offset by increased base material costs for vehicle content enhancements. Year-to-date modified operating profit was $2.0 billion, up 29 percent from $1.6 billion a year ago.
Modified EBITDA(c) was $2.1 billion for the quarter, or 9.1 percent of net revenues, up 21 percent from $1.7 billion a year earlier, or 8.3 percent of net revenues. Year-to-date modified EBITDA was $3.5 billion, up 16 percent from $3.0 billion a year ago.
Net income for the second quarter was $598 million compared with $619 million a year ago. Adjusted net income for the quarter was $726 million, excluding $161 million of pre-tax charges ($128 million after tax). These charges included a $90 million charge resulting from a consent order agreed with the U.S. National Highway Traffic Safety Administration (NHTSA) and a $71 million loss on extinguishment of debt recognized in connection with the prepayment of the secured senior notes due in 2019. Year-to-date 2015 net income was $3.2 billion, compared with a net loss of $71 million a year ago. Year-to-date 2015 adjusted net income was $1.0 billion, compared with $1.1 billion a year ago.
Cash at June 30, 2015, was $11.7 billion, compared with $13.8 billion at March 31, 2015, and $14.5 billion at Dec. 31, 2014. The decrease in cash from March was primarily due to the prepayment of the $2.9 billion secured senior notes due in 2019, partially offset by free cash flow of $1.1 billion for the quarter.

FCA US LLC Summary ($Mils)	Q2 2015	Q2 2014	Q2 2015 B/(W) Q2 2014	YTD 2015	YTD 2014	YTD 2015 B/(W) YTD 2014
Net revenues	22,635	20,454	2,181	43,516	39,444	4,072
Modified operating profit	1,352	985	367	2,034	1,571	463
Modified EBITDA	2,052	1,697	355	3,456	2,979	477
Net income (loss)	598	619	(21)	3,179	(71)	3,250
Adjusted net income	726	619	107	1,038	1,105	(67)
Cash (end of period)	11,667	13,756 \1	(2,089)

Note - Refer to the Non-U.S. GAAP Financial Measures section of this document for information regarding non-GAAP financial measures
\1 At March 31, 2015

1 | Page

Net industrial cash was $2.1 billion at the end of the second quarter, compared with $1.2 billion at March 31, 2015, and $1.8 billion at Dec. 31, 2014. The increase from March 31, 2015, primarily reflects the positive free cash flow during the quarter.
Worldwide vehicle shipments were 780 thousand for the quarter, including 14 thousand contract manufactured vehicles, an increase of 7 percent from a year earlier, when the Company shipped 727 thousand vehicles, including 16 thousand contract manufactured vehicles. Year-to-date worldwide vehicle shipments totaled 1.5 million, up 7 percent from 1.4 million a year ago.
Worldwide vehicle sales were 762 thousand for the second quarter, up 5 percent from 723 thousand sold in the second quarter of 2014, driven largely by a 6 percent increase in the Company’s U.S. retail sales, led by the all-new Jeep Renegade, Chrysler 200, Dodge Challenger and Jeep Cherokee. U.S. fleet sales as a percentage of total U.S. sales were 20 percent in the second quarter, down from 21 percent a year ago. Year-to-date worldwide vehicle sales totaled 1.4 million, up 6 percent from 1.3 million a year ago.
U.S. market share was 12.4 percent for the quarter, up 30 basis points from a year ago; market share in Canada was 15.0 percent, compared with 15.3 percent a year ago. The Company remained the market leader in Canada for the quarter.
U.S. dealers’ days’ supply of inventory at the end of June 2015 increased to 78 days, compared with 72 days at the end of June 2014, partially due to the launches of the Jeep Renegade, Fiat 500X and Ram ProMaster City.

Additional Information
The Company's preliminary second-quarter 2015 financial results will be presented during an analyst and investor conference call at 11:30 a.m. Eastern Daylight Time on August 5, 2015, on a stand-alone basis prepared in accordance with U.S. GAAP, and will be available at www.fcausllc.com. A recording of the call will be posted on the same website approximately 90 minutes after the conclusion of the call. The Company’s parent, Fiat Chrysler Automobiles N.V. (FCA), presented its preliminary second-quarter 2015 financial results on July 30, 2015. FCA included certain preliminary FCA US financial results prepared in accordance with IFRS in its earnings release on a consolidated basis, which is available in the Investors tab of the FCA website,
http://www.fcagroup.com/en-US/investor_relations/regulatory_filings_press_releases/price_sensitive/Pages/default.aspx
FCA US intends to publish financial statements for the quarter ended June 30, 2015, prepared in accordance with U.S. GAAP, when it files its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Forward-Looking Statements
This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: successful vehicle launches; industry SAAR levels; economic conditions, especially in North America, including unemployment levels and the availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events affecting our supply chain; changes in laws, regulations and government policies; and our dependence on our parent, FCA. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect the Company are described in FCA US LLC's periodic reports filed with the SEC.
The financial results are presented on a preliminary basis and will be superseded by the financial results included in the FCA US LLC Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, to be filed with the SEC.

2 | Page

Non-U.S. GAAP Financial Measures and Other Items

(a)
Adjusted net income is defined as net income (loss), including income attributable to non-controlling interests, excluding the impact of items that we consider infrequent items. The reconciliation of adjusted net income, modified operating profit (defined below) and modified EBITDA (defined below) for the three and six months ended June 30, 2015, and 2014, is detailed in Table 1.

(b)
Modified operating profit is computed starting with net income (loss), including income attributable to non-controlling interests, and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense, (iii) add back (exclude) all pension, other postretirement benefit (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, (vii) exclude non-controlling interest and (viii) add back certain other costs, charges and expenses, which include the impact of infrequent items factored into the calculation of adjusted net income. The reconciliation of adjusted net income, modified operating profit and modified EBITDA (defined below) for the three and six months ended June 30, 2015, and 2014, is detailed in Table 1.

(c)
Modified EBITDA is computed starting with net income (loss) adjusted to modified operating profit as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of adjusted net income, modified operating profit and modified EBITDA for the three and six months ended June 30, 2015, and 2014, is detailed in Table 1.

(d)	Cash is defined as cash and cash equivalents.

(e)
Free cash flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities. A reconciliation of free cash flow for the three and six months ended June 30, 2015, and 2014, is detailed in Table 2.

(f)	Net industrial cash is defined as cash less financial liabilities. A reconciliation of net industrial cash at June 30, 2015, March 31, 2015, and Dec. 31, 2014, is detailed in Table 3.

Table 1: Reconciliation of adjusted net income, modified operating profit and modified EBITDA

FCA US LLC ($Mils)	Q2 2015	Q2 2014	Q2 2015 B/(W) Q2 2014	YTD 2015	YTD 2014	YTD 2015 B/(W) YTD 2014
Net income (loss)	598	619	(21)	3,179	(71)	3,250
Add:
Tax status change	—	—	—	(2,279)	—	(2,279)
NHTSA consent order	90	—	90	90	—	90
Loss on extinguishment of debt	71	—	71	81	504	(423)
Charge for MOU with the UAW	—	—	—	—	672	(672)
Tax effect of adjustments	(33)	—	(33)	(33)	—	(33)
Adjusted net income	726	619	107	1,038	1,105	(67)
Add (deduct):
Income tax expense	528	166	362	738	51	687
Net interest expense	145	192	(47)	325	405	(80)
Net pension, OPEB & other employee benefit losses (gains) other than service costs \1	(53)	10	(63)	(78)	2	(80)
Restructuring & other (income) expense, net	6	(2)	8	11	8	3
Modified operating profit	1,352	985	367	2,034	1,571	463
Add:
Depreciation and amortization expense \2	700	712	(12)	1,422	1,408	14
Modified EBITDA	2,052	1,697	355	3,456	2,979	477

\1 Includes interest cost, expected return on plan assets and amortization of unrecognized losses
\2 Excludes depreciation and amortization expense for vehicles held for lease

3 | Page

Table 2: Reconciliation of free cash flow

FCA US LLC ($Mils)	Q2 2015	Q2 2014	Q2 2015 B/(W) Q2 2014	YTD 2015	YTD 2014	YTD 2015 B/(W) YTD 2014
Net cash provided by operating activities	1,870	1,927	(57)	3,523	3,550	(27)
Net cash used in investing activities	(818)	(958)	140	(1,626)	(1,662)	36
Free cash flow	1,052	969	83	1,897	1,888	9

Table 3: Reconciliation of net industrial cash

FCA US LLC ($Mils)	June 30, 2015	Mar 31, 2015	Dec 31, 2014
Cash	11,667	13,756	14,538
Less: Financial liabilities	(9,606)	(12,575)	(12,779)
Net industrial cash	2,061	1,181	1,759

4 | Page